PROMISSORY NOTE

$14,581,621.50	July 13, 1999

        FOR VALUE RECEIVED, Nu Skin Enterprises, Inc., a Delaware corporation (the “Maker”), promises to pay to Maple Hills Investment, Inc., a Delaware corporation formerly known as Nu Skin USA, Inc. (the “Holder”), at One Nu Skin Plaza, 75 West Center Street, Provo, Utah 84601, or such other place as designated in writing by the Holder, the aggregate principal amount of Fourteen Million Five Hundred Eighty-One Thousand Six Hundred Twenty-One Dollars and 50/100 ($14,581,621.50). All capitalized terms used in this Promissory Note (the “Note”) but not otherwise defined herein shall be deemed to have the meanings ascribed to them in the Big Planet Merger Agreement (as that term is defined in paragraph 5 below).

1.          Term. This Note shall be payable over three (3) years from the date hereof in equal quarterly installments of principal and interest of One Million Three Hundred Forty-Seven Thousand Two Hundred Seventy-Four Dollars and 38/100 ($1,347,274.38), subject to the right of the Maker to offset payments hereunder as set forth in paragraph 6 below. The first quarterly installment of principal and interest hereunder shall be due and payable on October 13, 1999, and subsequent payments will be due and payable on the thirteenth day of each three (3) month period thereafter until all principal and accrued interest evidenced by this Note has been paid in full.

2.          Interest. The outstanding principal balance of this Note shall accrue interest at six and one-half percent (6.50%) per annum, computed on the basis of a year of 365 days for the actual number of days elapsed. Notwithstanding any provision hereof, the total liability for payments in the nature of interest shall not exceed the limits imposed by applicable law.

3.          Prepayment. The Maker may prepay all or any portion of the outstanding principal balance of this Note, together with the full amount of any accrued interest thereon through the date of prepayment, at any time without premium or penalty and without prior notice to the Holder. No prepayment shall relieve the Maker of its obligation to repay in full the outstanding aggregate principal balance of this Note, together with all accrued interest hereon, on the maturity date hereof as set forth in paragraph 1 above. Time is of the essence of payment.

4.          Application of Payments. All payments and prepayments made hereunder shall be applied first toward the payment and satisfaction of accrued but unpaid interest, if any, and second toward reduction of the outstanding principal balance hereof.

5.          Issued Pursuant to Big Planet Merger Agreement. This Note is non-negotiable and is being issued by the Maker pursuant to the Agreement and Plan of Merger and Reorganization dated May 3, 1999, entered into between and among the Maker, Big Planet Holdings, Inc., a Delaware corporation ("BP Holdings"), Big Planet, Inc., a Utah corporation, Nu Skin USA, Inc., a Delaware corporation now known as Maple Hills Investment, Inc. ("Nu Skin USA"), Richard W. King, an individual ("King"), Kevin V. Doman, an individual ("Doman"), and Nathan W. Ricks, an individual ("Ricks"), as the same has been amended by a First Amendment to Agreement and Plan of Merger and Reorganization dated July 9, 1999 (as amended, the "Big Planet Merger Agreement"). In lieu of depositing into escrow cash proceeds to secure the indemnification and other obligations arising from, related to, or contemplated by the Big Planet Merger Agreement or the Agreement and Plan of Merger dated May 3, 1999, entered into between and among the Maker, NSC Sub, Inc., a Delaware corporation, NSG Sub, Inc., a Delaware corporation, NSM Sub, Inc., a Delaware corporation, NFB Sub, Inc., a Delaware corporation, Nu Skin Canada, Inc., a Utah corporation, Nu Skin Guatemala, Inc., a Delaware corporation, Nu Skin Guatemala, S.A., a Guatemalan corporation, Nu Skin Mexico, Inc., a Delaware corporation, Nu Skin Mexico, S.A. de C.V., a Mexican corporation, and the individual stockholders who executed the signature page thereto (the "Affiliate Merger

Agreement"), or depositing into the Escrow created by the Escrow Agreement (as those terms are defined in the Asset Purchase Agreement, as that term is defined below) additional cash proceeds from the transactions arising from, related to, or contemplated by the Asset Purchase Agreement dated March 8, 1999 by and among the Maker, Nu Skin United States, Inc., a Delaware corporation ("Nu Skin United States"), and Nu Skin USA (the "Asset Purchase Agreement"), the Holder agrees that the Maker may offset against amounts due and owing under this Note as set forth in paragraph 6 below.

6.          Offset. The Holder agrees that this Note and any payment due hereunder may be offset by any amounts due and owing to the Maker or BP Holdings or their respective Affiliates under the Big Planet Merger Agreement, the Affiliate Merger Agreement, or the Asset Purchase Agreement, subject in all respects, however, to (a) the Indemnification Limitation Agreement dated March 8, 1999, entered into by and among the Maker, Nu Skin United States, Nu Skin International, Inc., a Utah corporation (“Nu Skin International”), BP Holdings, Nu Skin USA, King, Doman, Ricks, and the stockholders who executed the signature page thereto, and (b) the First Amendment to Indemnification Limitation Agreement dated May 3, 1999, entered into by and among the Maker, Nu Skin United States, Nu Skin International, BP Holdings, Nu Skin USA, King, Doman, Ricks, and the stockholders who executed the signature page thereto. In addition to offsetting amounts due and owing under this Note for indemnification obligations, the Holder agrees that amounts due and owing under this Note may be offset against for all adjustments to the consideration under the Big Planet Merger Agreement, the Affiliate Merger Agreement, and the Asset Purchase Agreement, and all other amounts from time to time owing to the Maker or BP Holdings or any of their respective Affiliates under the Big Planet Merger Agreement, the Affiliate Merger Agreement, or the Asset Purchase Agreement. The Holder furthermore agrees that the Maker can, at its election, offset against this Note any other amounts owed by the Holder to Nu Skin International or any of its Affiliates.

         6.1         Offset Procedure. In the event the Maker desires to offset any amount owed to it (or to BP Holdings or Nu Skin International or any of their respective Affiliates), as provided by paragraph 6 above, the Maker shall provide the Holder with a written notice of such offset (each, an “Offset Notice”). Each Offset Notice shall be transmitted by the Maker to the Holder either by personal delivery or first class registered or certified mail, postage prepaid. Each Offset Notice shall set forth (a) the dollar amount to be offset against this Note, (b) an indication of the agreement or other obligation from which the offset arose and the relevant facts that resulted in the Holder becoming obligated to the Maker and subject to an offset against this Note under this paragraph 6, and (c) a place for the Holder to (i) indicate its agreement or disagreement to the amount to be offset hereunder and (ii) execute the same.

             6.1.1         Agreement on Offset Amount. If the Holder is in agreement with the amount to be offset against this Note, as set forth in the Offset Notice, the Holder shall so indicate on and execute the Offset Notice and return the originally executed Offset Notice to the Maker within ten (10) days after its receipt thereof. Upon the receipt by the Maker of such originally executed Offset Notice indicating the Holder's agreement with the amount to be offset against this Note, the principal amount of this Note shall be deemed to be reduced by the amount set forth in the Offset Notice.

             6.1.2         No Agreement on Offset Amount. If the Holder is not in agreement with the amount to be offset against this Note, as set forth in the Offset Notice, the Holder shall so indicate on the Offset Notice and return an unexecuted copy thereof to the Maker with an indication of all relevant facts and the offset amount that the Holder believes is appropriate, if any. The Maker and the Holder shall then meet in good faith during the ten (10) day period following the receipt by the Maker of the Holder's objection and attempt to resolve the disagreement and determine a mutually agreeable offset amount. If, after negotiation, a mutually agreeable offset amount is agreed upon, the provisions of paragraph 6.1.1 above shall apply. If, however, after such negotiation, a mutually agreeable offset amount cannot be mutually agreed upon between the Maker and the Holder, within ten (10) days after the conclusion of such negotiations either the Maker or the Holder may submit the matter to the American Arbitration Association for resolution in accordance with its Commercial Arbitration Rules. Any such arbitration proceeding shall be held in Provo, Utah and be heard by a single arbitrator appointed by the American Arbitration Association, which hearing shall be commenced within fourteen (14) days after the matter is submitted for arbitration and completed within forty-five (45) days after the commencement thereof. The decision of the American Arbitration Association shall be final, binding, and non-appealable. All costs and expenses of the American Arbitration Association and of such proceeding shall be divided equally between the Maker and the Holder. Upon the rendering by the American Arbitration Association of it determination of the offset amount, if any, the written determination of the American Arbitration Association shall be deemed to be the agreement by the Holder of the amount to be offset against this Note and the provisions of paragraph 6.1.1 above shall otherwise apply.

7.          Default. In the event of a failure by the Maker to pay when due any installment of principal and/or interest due hereunder, as set forth in paragraph 1 above, and the continuance of such failure to pay for a period of thirty (30) days after receipt by the Maker of a written notice from the Holder of such failure (which notice shall be transmitted either by personal delivery or mailed by first class registered or certified mail, postage prepaid), this Note shall be considered to be in default; provided, however, that a default shall not be deemed to have occurred under this Note if the Maker does not pay when due any installment of principal and/or interest due hereunder (or any portion thereof) on account of an offset having been made under this Note pursuant to paragraph 6 above. In the event of a default under this Note, the Maker shall pay to the Holder, in addition to such amounts of principal and/or interest then due, all costs of collection, including reasonable attorneys’ fees.

8.         8.Assignment. This Note may not be assigned, negotiated, or transferred by the Holder without the express prior written consent of the Maker.

9.          Severability; Headings. Should any provision of this Note be determined to be illegal or unenforceable, such provision or provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and all other provisions hereof nevertheless shall be valid, enforceable, and effective. All headings used in this Note are for convenience only and shall not be used to construe or interpret this Note. Except as otherwise indicated, all references herein to paragraphs refer to the paragraphs of this Note.

10.          Interpretation; Notices. The provisions of this Note shall be deemed to be independent and severable. The invalidity or partial invalidity of any provision or portion of this Note shall not affect the validity or enforceability of any other provision or portion of this Note. All notices, requests, consents, or other communications hereunder shall be in writing and shall be either delivered personally or mailed by first class registered or certified mail, postage prepaid.

11.           Governing Law. This Note shall be governed by the internal laws, and not the laws of conflicts, of the State of Utah.

NU SKIN ENTERPRISES, INC.,
a Delaware corporation

By:    /s/  Truman Hunt
Its:    Vice President